Master Tax-Exempt LLC
File Number: 811-21301
CIK Number: 1186243
For the Period Ending: 09/30/2007

Pursuant to Exemptive Release Order No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six month period ended September 30, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

6/6/07	$20,000	Wisconsin State GO ECN	0.037%	7/9/07
7/9/07	20,000	Wisconsin State GO ECN	3.720	8/14/07
8/14/07	30,000	Wisconsin State GO ECN	3.690	10/17/07